Exhibit 99.1
CONSOL Energy Announces Results for the Second Quarter 2019

CANONSBURG, PA (August 6, 2019) - CONSOL Energy Inc. (NYSE: CEIX) today reported financial and operating results for the period ended June 30, 2019.

Second Quarter 20191 Highlights and Other Updates Include:

•	GAAP net income of $48.8 million;

•	Total GAAP dilutive earnings per share of $1.56;

•	Net cash provided by operations for 2Q19 and year-to-date of $83.6 million and $165.8 million, respectively;

•	Adjusted EBITDA[2] of $112.9 million;

•	Organic free cash flow net to CEIX shareholders[2] for 2Q19 and year-to-date of $29.3 million and $71.7 million, respectively;

•	Reduced total debt by $21.4 million;

•	Repurchased approximately 1.2% of outstanding CEIX common shares for $9.6 million;

•	Increased repurchase authorization to $200 million from $175 million;

•	Cash and cash equivalents of $155.7 million or 21.2% of market capitalization as of June 30, 2019;

•	Total net leverage ratio[2] of 1.7x on June 30, 2019 per bank method; and

•	Increased 2020 contracted coal sales volume to 80%.

Management Comments

"While commodity markets have been under pressure since the beginning of 2019, I am pleased to announce that the CONSOL team continues to deliver strong operating and financial performance," said Jimmy Brock, President and Chief Executive Officer of CONSOL Energy Inc. "Our results for the first half of 2019 demonstrate the effectiveness of our strategy, which is based on a stable customer base, consistent operations and financial sustainability. For the second quarter, on the marketing front, even while PJM West power prices and prompt export thermal coal prices declined by more than 25% compared to the year-ago period, we were less affected due to our contracted portfolio position and stable customer base. On the operational front, we had another robust production quarter providing consistent shipments to our customers. On the financial front, the decline in market value of our equity and debt securities provided an attractive opportunity for us to deploy more than 100% of our organic free cash flow net to CEIX shareholders generated during the quarter towards de-leveraging and improving shareholder value. We will continue to take advantage of such dislocations in the marketplace to deploy our strong cash position.

On the safety front, our Pennsylvania Mining Complex (PAMC) employees improved their safety performance, as measured by number of incidents, by 30% compared to the same period in 2018. The central preparation plant and CONSOL Marine Terminal continued their strong safety performance with an incident-free quarter."

Pennsylvania Mining Complex Review and Outlook

PAMC Sales and Marketing

Our marketing team shipped 7.4 million tons of coal during the second quarter of 2019 at an average revenue per ton of $47.53, compared to 7.8 million tons at an average revenue per ton of $47.34 in the year-ago period. Despite the ongoing headwinds across the coal space due to softening export fundamentals, low natural gas prices, and a decline in weather-driven demand, demand for our coal remained robust. Average revenue per ton benefited from an increase in prices we receive for our export coal. This was partially offset by a decline in average revenue per ton on our power price-linked netback contracts as around-the-clock PJM West power prices averaged approximately 27% lower compared to the year-ago period. This stability in our average revenue per ton compared to the year-ago period despite declining PJM West power prices, lower spot prices for export coal, and lower domestic natural gas prices is a testament to our differentiated contracting strategy, strong customer base and world-class assets.

During the quarter, we were successful in securing additional contracts for 2020 and 2021 coal sales bringing our contracted positions to 80% and 34%, respectively, assuming a 27 million ton annual run rate. During the second quarter, one of our longwalls also transitioned to a lower sulfur region of the mine plan at PAMC. We believe this will provide us with additional quality improvements that should help to increase the domestic and export marketability of the PAMC product, including access to newer markets.

According to the U.S. Energy Information Administration, inventories at domestic utilities stood at approximately 115 million tons at the end of May, down by more than 10% from year-ago levels. While low natural gas and power prices weighed on broader coal demand, we continued to ship all the coal we produced during the second quarter, highlighting the quality and resilience of our customer base. Looking forward, as mines and railroads return from their annual maintenance shutdown period, we expect demand for our domestic contracted tonnage to remain steady. With summer weather now upon most of the nation and the National Oceanic and Atmospheric Administration predicting warmer-than-normal conditions through the fall across the coasts, we expect that cooling demand will help support electricity demand, which will continue to keep coal stockpiles at relatively low levels.

On the export front, API2 spot prices for export thermal coal declined by approximately 44% during the first six months of 2019. Our revenues were largely unaffected due to our previously disclosed export contract, which runs through December 2020 and has fixed volumes with collared prices, that nets us a floor price per ton above $45.52. While spot export prices remain depressed, we continue to see strong demand from Asia. As mentioned in our previous release, approximately 111 GW of new coal-fired capacity is under construction globally for commissioning between 2019-2024. Furthermore, an additional 300 GW of new coal-fired capacity is in the planning stages. We believe this bodes well for sea-borne thermal coal demand, particularly for high-Btu NAPP coal, and we will remain opportunistic in our contracting strategy to maintain a stable earnings profile at the PAMC for our shareholders.

Operations Summary

The PAMC achieved a second quarter production of 7.2 million tons, which compares to 7.7 million tons in the second quarter of 2018. The decline in coal production was due to the impact of an additional longwall move in 2Q19 and slower start-up of the longwall after the move. At our Harvey mine, we set a new quarterly production record of 1.54 million tons.

The Company's total costs during the second quarter were $337.3 million compared to $359.5 million in the year-ago quarter. Average cash cost of coal sold per ton2 was $31.07 compared to $26.99 in the year-ago quarter. The cost per ton impairment was largely driven by lower fixed cost leverage, higher mine maintenance costs and higher project expenses. Since the fourth quarter of 2017, we have seen inflation in the cost of supplies that contain steel and other commodities. However, with the decline in steel prices, we expect to see some relief as some of our supply contracts reset. We have been successful in managing these cost pressures and keeping our overall cost increases within our annual guidance range.

		Three Months Ended
		June 30, 2019	June 30, 2018

Coal Production	million tons	7.2	7.7
Coal Sales	million tons	7.4	7.8
Average Revenue per Ton	per ton	$47.53	$47.34
Average Cash Costs of Coal Sold[2]	per ton	$31.07	$26.99
Average Cash Margin per Ton Sold[2]	per ton	$16.46	$20.35

CONSOL Marine Terminal (CMT) Review

For the second quarter of 2019, throughput volumes at CMT were 3.7 million tons, compared to 3.5 million tons in the year-ago period. Terminal revenues were largely in line compared to the year-ago quarter. For the second quarter, terminal revenues and operating costs were $16.7 million and $5.0 million, respectively, compared to $16.7 million and $6.0 million, respectively, in the year-ago period. CMT Adjusted EBITDA2 came in at $11.3 million compared to the year-ago period of $10.5 million.

Itmann Project

Following the announcement of our Itmann project last quarter, we have hired an experienced General Manager with a strong safety record to complete the implementation of the project and eventually lead the operations team as the project enters the production phase. He brings 28 years of coal mining experience in the Central Appalachian region, most recently managing three room and pillar coal mines and a coal preparation facility.

We are also on track in procuring mine equipment, and we are trending below our capital budget for the first section of the mine through the identification and purchase of rebuilt equipment.

Finally, all permits needed for development of the mine were received in June and July, allowing mine site preparation and construction to begin during Q3. Engineering and environmental work is also underway to permit a new preparation plant and refuse facility at the former Itmann plant site, and a schedule has been developed for submitting the required permit applications throughout 2019.

De-leveraging, Interest Rate Hedges, and Capital Returns

During the second quarter of 2019, CEIX generated free cash flow of $35.8 million2. Coupled with $2.4 million of balance sheet cash reduction, CEIX deployed $37.8 million of cash toward de-leveraging (59.7%) and capital returns to its shareholders (25.6%) after accounting for distributions to the non-controlling unitholders of CONSOL Coal Resources LP (14.7%). During the quarter, we saw the best risk-weighted value in our 2nd Lien notes and CEIX common shares and accordingly deployed most of our discretionary capital on those securities. CONSOL's Board of Directors continue to see share repurchases as a very effective tool to improve shareholder value and has increased its previously authorized repurchase program to an aggregate amount of up to $200 million from $175 million.

We also layered on interest rate hedges against $100 million of our Term Loan B principal for 2020 and 2021 to effectively reduce interest rates by an average 80 bps, compared to the then-prevailing rates, which corresponds to a total interest expense reduction of approximately $1.6 million.

Specifically during the quarter, CEIX spent $13.5 million (including premium), $3.8 million and $0.7 million toward reduction of our Second Lien, Term Loan A and Term Loan B debts, respectively. CEIX also made principal payments of $4.6 million towards outstanding capital leases. On the equity front, CEIX repurchased 351,443 of its common shares for $9.6 million at a weighted average price of $27.18 per share and 6,884 common units of CCR for $0.1 million at a weighted average price of $17.35 per unit.

2019 Guidance and Outlook

Based on our year-to-date results, current contracted position, estimated prices and production plans, please find below our financial and operating performance guidance for 2019:

•	Coal sales volumes (100% PAMC) - 26.8-27.8 million tons

•	Coal average revenue per ton sold - $47-$48

•	Average cash cost of coal sold per ton[2,3] - $30.40-$31.40

•	CMT Adjusted EBITDA[3] - $42-$45 million

•	Adjusted EBITDA[3] (incl. 100% PAMC) - $390-$420 million

•	Effective tax rate - less than 5%

•	Capital expenditures (incl. 100% PAMC) - $155-$185 million

Second Quarter Earnings Conference Call

A joint conference call and webcast with CONSOL Coal Resources LP, during which management will discuss the second quarter 2019 financial and operational results, is scheduled for August 6, 2019 at 11:00 AM ET. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-888-348-6419
Participant international dial in        1-412-902-4235

Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding this company. Prior to the earnings conference call, we will make available additional information in a presentation slide deck to provide investors with further insights into our financial and operating performance. This material can be accessed through the "Events and Presentations" page of our website. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC) reporting our results for the quarter ended June 30, 2019. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:

1The results reflect predecessor performance prior to November 29, 2017, and CONSOL Energy Inc. performance after that date.
2""Adjusted Net Income", Adjusted Dilutive Earnings per Share", "Adjusted EBITDA", “Free Cash Flow”, "Organic Free Cash Flow Net to CEIX Shareholders", and "Net Leverage Ratio" are non-GAAP financial measures and "Average Cash Cost of Coal Sold Per Ton", "Average Cash Margin Per Ton Sold", and "Cost of Coal Sold Per Ton" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures."
3CEIX is unable to provide a reconciliation of Adjusted EBITDA guidance, or CMT Adjusted EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP, nor a reconciliation of Average Cash Cost of Coal Sold Per Ton guidance, an operating ratio derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal and crossover metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin. Our flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~698 million reserve tons associated with the Pennsylvania Mining Complex, the company also controls approximately 1.6 billion tons of greenfield thermal and metallurgical coal reserves located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 416-8335
miteshthakkar@consolenergy.com

Media:
Zach Smith, (724) 416-8291
zacherysmith@consolenergy.com

Condensed Consolidated Statements of Cash Flows
The following table presents the condensed consolidated statements of cash flows for the three months ended June 30, 2019 and 2018 (in thousands):

	Three Months Ended June 30,
	2019	2018
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)
Net Income	$48,830	$52,709
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	46,151	54,961
Other Non-Cash Adjustments to Net Income	(9,965)	(9,916)
Changes in Working Capital	(1,386)	64,706
Net Cash Provided by Operating Activities	83,630	162,460
Cash Flows from Investing Activities:
Capital Expenditures	(48,783)	(34,243)
Proceeds from Sales of Assets	989	836
Net Cash Used in Investing Activities	(47,794)	(33,407)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(22,572)	(28,602)
Repurchases of Common Stock	(9,550)	(1,996)
Distributions to Noncontrolling Interest	(5,560)	(5,587)
Other Financing Activities	(554)	(83)
Net Cash Used in Financing Activities	(38,236)	(36,268)
Net (Decrease) Increase in Cash and Cash Equivalents and Restricted Cash	$(2,400)	$92,785
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	176,768	191,718
Cash and Cash Equivalents and Restricted Cash at End of Period	$174,368	$284,503

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on a cost per ton basis. Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Our costs exclude any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cost of coal sold is total costs and expenses. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets. The GAAP measure most directly comparable to cash cost of coal sold is total costs and expenses.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended June 30,
	2019	2018
Total Costs and Expenses	$337,287	$359,532
Freight Expense	(3,854)	(17,444)
Selling, General and Administrative Costs	(16,288)	(15,705)
Loss on Debt Extinguishment	(1,500)	(1,723)
Interest Expense, net	(16,046)	(21,504)
Other Costs (Non-Production)	(23,277)	(35,955)
Depreciation, Depletion and Amortization (Non-Production)	(2,841)	(9,548)
Cost of Coal Sold	$273,481	$257,653
Depreciation, Depletion and Amortization (Production)	(43,310)	(45,413)
Cash Cost of Coal Sold	$230,171	$212,240

We define average cash margin per ton sold as average coal revenue per ton, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average cash margin per ton sold is total coal revenue.

The following table presents a reconciliation of average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended June 30,
	2019	2018
Total Coal Revenue	$350,620	$370,697
Operating and Other Costs	253,448	248,195
Less: Other Costs (Non-Production)	(23,277)	(35,955)
Total Cash Cost of Coal Sold	230,171	212,240
Add: Depreciation, Depletion and Amortization	46,151	54,961
Less: Depreciation, Depletion and Amortization (Non-Production)	(2,841)	(9,548)
Total Cost of Coal Sold	$273,481	$257,653
Total Tons Sold (in millions)	7.4	7.8
Average Revenue per Ton Sold	$47.53	$47.34
Average Cash Cost per Ton Sold	31.07	26.99
Depreciation, Depletion and Amortization Costs per Ton Sold	6.00	5.91
Average Cost per Ton Sold	37.07	32.90
Average Margin per Ton Sold	10.46	14.44
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	6.00	5.91
Average Cash Margin per Ton Sold	$16.46	$20.35

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).

The following tables present a reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated.

	Three Months Ended June 30, 2019
	PAMC Division	Other Division
Dollars in thousands	PA Mining Complex	Baltimore Terminal	Other	Total Company
Net Income (Loss)	$60,786	$8,202	$(20,158)	$48,830

Add: Income Tax Benefit	—	—	(1,808)	(1,808)
Add: Interest Expense, net	—	1,513	14,533	16,046
Less: Interest Income	—	—	(757)	(757)
Earnings (Loss) Before Interest & Taxes (EBIT)	60,786	9,715	(8,190)	62,311

Add: Depreciation, Depletion & Amortization	45,427	1,449	(725)	46,151

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$106,213	$11,164	$(8,915)	$108,462

Adjustments:
Stock/Unit-Based Compensation	$2,667	$129	$129	$2,925
Loss on Debt Extinguishment	—	—	1,500	1,500
Total Pre-tax Adjustments	2,667	129	1,629	4,425

Adjusted EBITDA	$108,880	$11,293	$(7,286)	$112,887

	Three Months Ended June 30, 2018
	PAMC Division	Other Division
Dollars in thousands	PA Mining Complex	Baltimore Terminal	Other	Total Company
Net Income (Loss)	$85,173	$7,872	$(40,336)	$52,709

Add: Income Tax Expense	—	—	3,032	3,032
Add: Interest Expense, net	—	1,513	19,991	21,504
Less: Interest Income	—	—	(467)	(467)
Earnings (Loss) Before Interest & Taxes (EBIT)	85,173	9,385	(17,780)	76,778

Add: Depreciation, Depletion & Amortization	47,582	966	6,413	54,961

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$132,755	$10,351	$(11,367)	$131,739

Adjustments:
Stock/Unit-Based Compensation	$2,584	$112	$112	$2,808
Loss on Debt Extinguishment	—	—	1,723	1,723
Total Pre-tax Adjustments	2,584	112	1,835	4,531

Adjusted EBITDA	$135,339	$10,463	$(9,532)	$136,270

We define adjusted net income as net income adjusted for certain unusual and/or infrequent transactions, such as loss on debt extinguishment resulting from the refinancing of the Company's credit facilities. We define adjusted dilutive earnings per share (EPS) as adjusted net income attributable to CONSOL Energy Inc. shareholders divided by the weighted average shares outstanding during the reporting period. The GAAP measure most directly comparable to adjusted net income and adjusted dilutive EPS is net income (loss) and dilutive earnings per share, respectively.

The following table presents a reconciliation of adjusted net income and adjusted dilutive EPS to net income and dilutive earnings per share, the most directly comparable GAAP financial measures, on a historical basis, for each of the periods indicated.

	Three Months Ended June 30,
	2019	2018
Dollars in thousands, except per share data
Net Income	$48,830	$52,709
Plus: Adjustments to Net Income	—	—
Plus: Tax Benefit of Adjustments to Net Income	—	—
Adjusted Net Income	48,830	52,709
Less: Net Income Attributable to Noncontrolling Interest	5,550	7,547
Adjusted Net Income Attributable to CONSOL Energy Inc. Shareholders	$43,280	$45,162

Weighted-Average Diluted Shares of Common Stock Outstanding	27,782,280	28,554,036

Earnings per Share:
Dilutive Earnings per Share	$1.56	$1.58
Plus: Adjustments to Net Income Attributable to CONSOL Energy Inc. Shareholders	—	—
Adjusted Dilutive Earnings per Share	$1.56	$1.58

We define net leverage ratio as the ratio of net debt to the last twelve months' ("LTM") earnings before interest expense and depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance costs and capitalized interest.

The following table presents a reconciliation of net leverage ratio (in thousands).

	Twelve Months Ended	Twelve Months Ended
	June 30, 2019	June 30, 2018
Net Income	$124,251	$107,545
Plus:
Interest Expense, net	75,941	60,681
Depreciation, Depletion and Amortization	193,707	198,173
Income Taxes	(3,047)	77,428
Stock/Unit-Based Compensation	15,955	17,975
Loss on Debt Extinguishment	25,416	3,149
CCR Adjusted EBITDA per Credit Agreement	(110,347)	(117,801)
Cash Distributions from CONSOL Coal Resources LP	35,294	34,863
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	(17,498)	(1,791)
Other Adjustments to Net Income	5,083	129
Consolidated EBITDA per Credit Agreement	$344,755	$380,351

Consolidated First Lien Debt	$396,351	$505,610
Senior Secured Second Lien Notes	254,956	279,476
MEDCO Revenue Bonds	102,865	102,865
Advance Royalty Commitments	2,261	2,085
Consolidated Indebtedness per Credit Agreement	756,433	890,036
Less:
Advance Royalty Commitments	2,261	2,085
Cash on Hand	155,212	277,643
Consolidated Net Indebtedness per Credit Agreement	$598,960	$610,308

Net Leverage Ratio (Net Indebtedness/EBITDA)	1.7	1.6

Free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following tables present a reconciliation of free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated.

	Three Months Ended		Six Months Ended
Organic Free Cash Flow	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net Cash Provided by Operations	$83,630	$162,460	$165,801	$278,192
Capital Expenditures	(48,783)	(34,243)	(82,954)	(56,199)
Organic Free Cash Flow	$34,847	$128,217	$82,847	$221,993

Distributions to Noncontrolling Interest	(5,560)	(5,587)	(11,119)	(11,174)
Organic Free Cash Flow Net to CEIX Shareholders	$29,287	$122,630	$71,728	$210,819

Free Cash Flow	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018
Net Cash Provided by Operations	$83,630	$162,460

Capital Expenditures	(48,783)	(34,243)
Proceeds from Sales of Assets	989	836
Free Cash Flow	$35,836	$129,053

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc.